Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED

DEVELOPMENT AND LICENSE AGREEMENT

THIS DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”), is made effective as of May 11, 2004 (the “Effective Date”), by and between the LUDWIG INSTITUTE FOR CANCER RESEARCH, a Swiss not-for-profit corporation with its registered office at Stadelhoferstrasse 22, 8001 Zurich, Switzerland and having an office at 605 Third Avenue, 33rd Floor, New York, NY 10158, USA (“LICR”), and KALOBIOS PHARMACEUTICALS, INC., a Delaware corporation (“KaloBios”), having an address at 3427 Hillview Avenue, Palo Alto, CA 94304, USA. KaloBios and LICR may be referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, LICR has developed certain chimeric antibodies that bind and/or modulate granulocyte-macrophage colony-stimulating factor, and intellectual property related thereto;

WHEREAS, KaloBios desires to in-license such antibodies and intellectual property from LICR to develop additional antibody products; and

WHEREAS, the Parties have agreed upon the terms of the license for such chimeric molecules and intellectual property, as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

1.         DEFINITIONS. Capitalized terms used in this Agreement (other than the headings of the Sections or Articles), whether used in the singular or plural, shall have the following meaning set forth in this Article 1, or, if not listed in this Article 1, the meaning as designated in the text of this Agreement.

1.1      “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2      “Confidential Information” has the meaning described in Section 5.1.

1.3      “Control”, “Controls” and “Controlled” means, with respect to a particular item of information or intellectual property right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

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1.4      “FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.5      “Field” means the diagnosis, prophylaxis or treatment of any human disease.

1.6      “First Commercial Sale” means the first sale of any Licensed Product to any Third Party following Regulatory Approval for such Licensed Product.

1.7      “GAAP” means the United States generally accepted accounting principles, consistently applied.

1.8      “GM-CSF” means granulocyte-macrophage colony-stimulating factor.

1.9      “GM-CSF Product” means: (a) any chimeric antibody that is Controlled by LICR and that binds and/or modulates GM-CSF; and (b) any fragments or derivatives of each such antibody, including human or humanized antibodies that binds and/or modulates GM-CSF.

1.10    “Information” means all tangible and intangible: (a) inventions (whether patentable or not), know-how, data, software and algorithms; and (b) compounds, compositions of matter, complexes, cells, cell lines, assays, animal models and physical, biological or chemical materials.

1.11    “Invention” has the meaning described in Section 4.1.

1.12    “Joint Inventions” has the meaning described in Section 4.1(c).

1.13    “KaloBios Inventions” has the meaning described in Section 4.1(b).

1.14    “KaloBios Patents” has the meaning described in Section 4.3(a).

1.15    “License Fee Term” means the period beginning on the Effective Date and expiring on the earlier of: (a) date on which KaloBios files for Regulatory Approval for any Licensed Product with the FDA or an equivalent regulatory agency outside the United States; or (b) the date the Agreement expires or is terminated.

1.16    “Licensed Product” means any product or method of treatment Controlled by KaloBios: (a) that is covered or claimed, or for which the manufacture or use in the Field is covered or claimed, by a Valid Claim; or (b) that was developed or made through the practice of the LICR Know-How or LICR Patents, including but not limited to, human or humanized antibodies, or fragments thereof, that binds and/or modulates GM-CSF.

1.17    “LICR Inventions” has the meaning described in Section 4.1(a).

1.18    “LICR Know-How” means all Information (including all Information containing LICR Inventions) that LICR or any of its Affiliates Control as of the Effective Date, or at any time during the Term, that relate to composition of matter of, methods of making, or methods of using the GM-CSF Product. LICR Know-How excludes any LICR Patents.

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1.19      “LICR Patents” means all Patents (including all Patents claiming LICR Inventions) that LICR or any of its Affiliates Control as of the Effective Date, or at any time during the Term, that claim or cover the composition of matter of, methods of making, or methods of using the GM-CSF Product. At the Effective Date LICR patents are the international patent application W003068920 and the US patent application with serial number 10/365,123, see Exhibit B. For clarification, LICR Patents does not include international patent application W003068924.

1.20      “LICR Technology” means the LICR Know-How and LICR Patents.

1.21      “Net Sales” means the gross amount received by KaloBios or its Affiliates for the sale of any Licensed Product to any Third Party, less the following deductions (calculated in accordance with GAAP) to the extent actually incurred or allowed upon the sale of such Licensed Product: (a) reasonable and customary trade and quantity discounts (including pursuant to governmental regulation or managed care organizations or governmental agencies); (b) government-mandated rebates; (c) allowances for returned or rejected Licensed Product; (d) freight and insurance, if invoiced to the purchaser; (e) sales, value-added and other direct taxes on the sale of Licensed Product (other than income taxes); and (f) the portion of any management fees paid during the relevant time period to group purchasing organizations that relate specifically to the sale of such Licensed Product to such organizations. For clarity, any Licensed Products used (but not sold for consideration) for promotional or advertising purposes, or used for clinical or other research purposes, shall not be considered in determining Net Sales under this Agreement.

If any Licensed Product is sold as a combined product consisting of a combination of active elements, then, for purposes of determining royalty payments on such Licensed Product, Net Sales shall be calculated by multiplying the Net Sales of the combined Licensed Product by the fraction A/(A+B), in which A is the net selling price of the stand-alone Licensed Product, and B is the sum of the net selling price of the other active elements sold separately. If the net selling price for any stand-alone Licensed Product or active element cannot be determined, then Net Sales allocable to the Licensed Product in each such country shall be determined by mutual agreement of the Parties.

1.22      “Patents” means all: (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, inventors’ certificates and foreign counterparts thereof; (b) pending applications for United States patents, including all provisional applications, continuations, continuations-in-part, continued prosecution, divisional and substitute applications; and (c) non-United States counterparts of subsections (a) and (b).

1.23      “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Licensed Product in a regulatory jurisdiction. (By way of clarification, an IND filing does not constitute a regulatory approval).

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1.24      “Royalty Term” means, on a country-by-country basis with respect to a given Licensed Product, the period beginning on First Commercial Sale of such Licensed Product and ending on the later of the expiration of the last LICR Patent claiming or covering the composition, manufacture or use of such Licensed Product in such country; or (b) the tenth (10th) anniversary of such First Commercial Sale.

1.25      “Sublicense Revenue” means all payments received by KaloBios from a sublicensee in consideration for a grant of a sublicense under LICR’s Patent Rights and Know- How, including all upfront fees, license fees, milestone payments and royalties, but excluding all payments received as: (a) support for research and development activities; (b) a loan from such sublicensee; (c) an equity investment by such sublicensee (but solely to the extent such investment is at the fair market value of KaloBios’ stock); or (d) reimbursement of patent expenses.

1.26      “Term” has the meaning provided in Section 8.1.

1.27      “Third Party” means any entity or person other than KaloBios, LICR, or an Affiliate thereof.

1.28      “Valid Claim” means any: (a) claim in an issued LICR Patent that has not expired, been canceled, been declared invalid, or been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a claim under a pending application for a LICR Patent that has not been abandoned, canceled, withdrawn from consideration, or finally determined to be unallowable in a decision from which no appeal can be taken.

2.         LICENSE GRANTS AND RELATED PROVISIONS

2.1      License. LICR hereby grants KaloBios an exclusive, worldwide, royalty-bearing, fully-sublicenseable license under the LICR Technology to research, develop, make, have made, use, import, offer for sale, sell and have sold Licensed Products in the Field.

2.1.1    Sublicense. KaloBios shall notify LICR with fifteen (15) days of executing any such sublicense and will identify each Sublicensee to LICR in writing by name and address. KaloBios shall also not grant a sublicense to a Third Party whose primary business is, to the best of KaloBios’ knowledge, the manufacture and/or sale of tobacco containing products. All terms of any sublicense shall be consistent in all respects with the restrictions, exceptions and termination provisions of this Agreement.

2.2      Exclusivity. During the term of the Agreement, LICR shall not engage, directly or indirectly, on behalf of itself or any Third Party, in the development or commercialization of any molecule that binds and/or modulates GM-CSF (other than GM-CSF or fragments and/or modifications thereof, and fragments and modifications of the GM-CSF receptor; and molecules that target, bind or modulate the GM-CSF receptor).

2.3      No Other Right or License. No rights or licenses (either express or implied) to any intellectual property rights or any proprietary technical information of LICR or KaloBios are granted by this Agreement, except as expressly provided in this Article 2.

2.4      Diligence. KaloBios shall use commercially reasonable efforts, consistent with normal business practices of the biotechnology industry, to research, develop and commercialize

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Licensed Products. KaloBios’ efforts shall be based upon the existing business situation and be comparable with the efforts used by the biotechnology industry for similar products at a comparable stage in development, and of a comparable value and commercial potential.

3.         COMMERCIAL TERMS.

3.1      License Fee. KaloBios shall pay LICR a quarterly license fee during the License Fee Term. The first such licensee fee payment shall be due thirty (30) days after the Effective Date. Each subsequent license fee payment shall be due on the three (3) month anniversary of the preceding license fee payment during the License Fee Term. [***]

3.2      Royalties and Sublicense Revenue.

(a)      Subject to Section 3.2(d), KaloBios shall pay LICR during the Royalty Term (i) royalties equal to three percent (3%) of the worldwide, aggregate, annual Net Sales of all Licensed Products described in Section 1.16(a); [***].

(b)      KaloBios shall pay LICR during the Royalty Term (i) royalties equal to one and one-half percent (1.5%) of the worldwide, aggregate, annual Net Sales of all Licensed Products described in Section 1.16(b); [***].

(c)      Within sixty (60) days after the end of the calendar quarter in which the First Commercial Sale in any country occurs, and on a quarterly basis thereafter, KaloBios shall send to LICR: (i) a payment of all royalties and Sublicense Revenue owed to LICR pursuant to Section 3.2(a) and/or (b) for such year; and (ii) a report of Net Sales of Licensed Products and Sublicense Revenue in sufficient detail on a country-by-country basis to permit confirmation of the accuracy of the payments made.

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3.3      Payments. All references to “dollars” or “$” means the legal currency of the United States. All amounts due to LICR by KaloBios under this Agreement shall be paid in dollars by wire transfer in immediately available funds according to the details below. If any currency conversion shall be required in connection with any payment or accounting of costs and expenses under this Agreement, such conversion shall be made by using the exchange rate for the purchase of dollars as published in The Wall Street Journal, Western Edition, on the last business day prior to the date on which such payment is made.

Beneficiary/Payee :	Ludwig Institute for Cancer Research

Account No:	[***]

With:	[***]

Clearing:	[***]

SWIFT:	[***]

IBAN:	[***]

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3.3.1    Late payments. If any payment is not made on or before the due date specified herein, KaloBios will pay interest on the outstanding amount until paid in full if requested to do so by LICR. Interest will be charged at a rate equal to the “Intended Federal Funds Rate” or equivalent plus 2 % as specified by the Federal Open Market Committee and currently published by the US Federal Reserve Board at www.federalreserve.gov/thmc/fundsrate.htm

3.4      Withholding of Taxes. KaloBios may withhold from payments due to LICR amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. KaloBios shall provide to LICR any cooperation or assistance on a reasonable basis as may be necessary to enable LICR to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit.

3.5      Records and Audit. During the term of this Agreement and for a period of seven (7) years thereafter, KaloBios shall keep complete and accurate records pertaining to the development, manufacture, use, sale or other disposition of the Licensed Products, in sufficient detail to permit LICR to confirm the accuracy of all payments due hereunder and compliance with the diligence obligations set forth in Section 2.4. LICR shall have the right to cause an independent, certified public accountant to audit such records to confirm the accuracy of KaloBios’ payments; provided, however, that such auditor shall not disclose KaloBios’ confidential information to LICR, except to the extent such disclosure is necessary to verify the payments due under this Agreement. Such audits may be exercised once a year, upon notice to KaloBios and during normal business hours. LICR shall bear the full cost of such audit unless such audit discloses a variance of more than ten percent (10%) from the amount of royalties previously paid for such year. In such case, KaloBios shall bear the full cost of such audit. KaloBios shall remit any underpayment identified by such audit to LICR within thirty (30) days of the results of such audit. Any amounts overpaid by KaloBios shall be credited against the next payment owed to LICR under this Agreement. The terms of this Section 3.5 shall survive any termination or expiration of this Agreement for a period of three (3) years.

4.         INTELLECTUAL PROPERTY.

4.1      Inventions and Ownership. The inventorship of all inventions, information, technology, or discoveries, (in each case whether or not patentable) that are developed, made or conceived during the Term in the course of the Parties’ performance under this Agreement and all related intellectual property (collectively, “Inventions”), shall be determined in accordance with the rules of inventorship under United States patent laws, as set forth in further detail in Section 4.1(a)-(c) below. Each Party shall promptly notify the other party in writing of the development, making or conception of each Invention.

(a)      LICR shall own all Inventions developed, made or conceived during the Term under this Agreement solely by its employees and contractors (“LICR Inventions”);

(b)      KaloBios shall own all Inventions developed, made or conceived during the Term under this Agreement solely by its employees and contractors (“KaloBios Inventions”); and

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(c)      Subject to Section 4.1(d), the Parties shall jointly own all Inventions and other Information developed, made or conceived during the Term under this Agreement jointly by employees or contractors of each Party (“Joint Inventions”), including any Patents claiming such Joint Inventions (“Joint Patents”). Each Party may exploit its rights in such Joint Inventions and Joint Patents without the consent of, or accounting to, the other Party.

(d)      Notwithstanding anything to the contrary, KaloBios shall solely own all right, title and interest in and to all Inventions that are developed, made or conceived by KaloBios (either solely or jointly) through the practice of the license in Section 2.1 and that relate to: (i) any human antibody that binds and/or modulates GM-CSF; or (ii) any fragments or derivatives of each such antibody. All such Inventions shall be deemed to be KaloBios Inventions.

4.2      Patent Marking.  KaloBios shall mark, and shall require all of its sublicensees to mark, all products manufactured, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

4.3      Patent Prosecution and Maintenance.

(a)      KaloBios shall be responsible for the preparation, filing, prosecution and maintenance (including conducting or participating in interferences or oppositions) of all Patents claiming KaloBios Inventions (“KaloBios Patents”) at its sole expense. KaloBios shall consider in good faith the requests and suggestions of LICR with respect to strategies for filing and prosecuting KaloBios Patents. KaloBios shall keep LICR informed of progress with regard thereto.

(b)      LICR shall be responsible for the preparation, filing, prosecution and maintenance (including conducting or participating in interferences and oppositions) of all LICR Patents at its sole expense. LICR shall consider in good faith the requests and suggestions of KaloBios with respect to strategies for filing and prosecuting LICR Patents. LICR shall keep KaloBios informed of progress with regard thereto. In the event that LICR desires to abandon any LICR Patent, or later declines responsibility for any of the foregoing activities with respect to any LICR Patent, LICR shall provide reasonable prior written notice to KaloBios of such intention to abandon or decline responsibility (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such LICR Patent with the U.S. Patent & Trademark Office or any foreign patent office). KaloBios shall thereafter have the right, at its expense, to prepare, file, prosecute, and maintain such LICR Patent. It is LICR’s intent to file the current international patent filing W003068920 in Europe only. If KaloBios would want to file in additional countries/regions it will have the right to do so at its own expense.

(c)      KaloBios shall be responsible for the preparation, filing, prosecution and maintenance (including conducting or participating in interferences or oppositions) of all Joint Patents. KaloBios shall consult with LICR as to the preparation, filing, prosecution and maintenance of such Joint Patents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, shall furnish to LICR copies of all relevant documents reasonably in advance of such consultation, and shall incorporate LICR’ s suggested

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modifications to the extent reasonable. Each Party shall bear [***] of the expense of, the preparation, filing, prosecution and maintenance (including conducting or participating in interferences or oppositions) of all Joint Patents. In the event that any Party desires to abandon any Joint Patent, or later declines responsibility for (or payment of) any of the foregoing activities with respect to any Joint Patent, such Party shall provide reasonable prior written notice to the other Party of such intention to abandon or decline responsibility (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Joint Patent with the U.S. Patent & Trademark Office or any foreign patent office). The other Party shall thereafter have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent.

4.4      Cooperation of the Parties.  At the reasonable request of the responsible Party, the other Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming an Invention. Such cooperation includes, but is not limited to:

(a)      executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 4.1, and Patents claiming such Inventions, and to enable the other Party to apply for and to prosecute patent applications in any country; and

(b)      promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

4.5      Third Party Infringement.

(a)      Notice.  Each Party shall promptly notify the other in writing (and provide any evidence) of any alleged or threatened infringement of the KaloBios Patents, LICR Patents, or Joint Patents that may adversely impact the rights of the Parties hereunder. No Party shall not notify any such alleged infringer without the prior written consent of the other Party.

(b)      Enforcement Action.

(i)      If the Parties become aware of any alleged or threatened infringement of the KaloBios Patents, KaloBios shall have the right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such KaloBios Patents. LICR shall cooperate reasonably in any such effort, including if required to bring a legal action, the furnishing of a power of attorney and shall have the right to participate in such action at its own expense with its own counsel. Any recovery obtained by settlement or otherwise under this Section 4.5(b)(i) shall be disbursed as follows: (x) each Party shall first recover any reasonable expenses incurred in such action (including attorney’s fees); and (y) KaloBios shall retain any remaining recovery.

(ii)      If the Parties become aware of any alleged or threatened infringement of the LICR Patents, LICR shall have the right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such LICR

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Patents. KaloBios shall cooperate reasonably in any such effort, including if required to bring a legal action, the furnishing of a power of attorney and shall have the right to participate in such action at its own expense with its own counsel. If LICR does not bring an action or proceeding against such alleged or threatened infringement within sixty (60) days of receiving notice pursuant to Section 4.5(a), then KaloBios shall have the right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such LICR Patents. LICR shall cooperate reasonably in any such effort, including if required to bring a legal action, the furnishing of a power of attorney and shall have the right to participate in such action at its own expense with its own counsel. Any recovery obtained by settlement or otherwise by LICR under this Section 4.5(b)(ii) shall be disbursed as follows: (x) each Party shall first recover any reasonable expenses incurred in such action (including attorney’s fees); and (y) LICR shall retain any remaining recovery. Any recovery obtained by settlement or otherwise by KaloBios under this Section 4.6(b)(ii) shall be disbursed as follows: (1) each Party shall first recover any reasonable expenses incurred in such action (including attorney’s fees); and (2) KaloBios shall retain any remaining recovery.

(iii)      If the Parties become aware of any alleged or threatened infringement of the Joint Patents, KaloBios shall have the primary right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such Joint Patents. LICR shall cooperate reasonably in any such effort, including if required to bring a legal action, the furnishing of a power of attorney and shall have the right to participate in such action at its own expense with its own counsel. If KaloBios does not bring an action or proceeding against such alleged or threatened infringement within sixty (60) days of receiving notice pursuant to Section 4.5(a), then LICR shall have the right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such Joint Patents. KaloBios shall cooperate reasonably in any such effort, including if required to bring a legal action, the furnishing of a power of attorney and shall have the right to participate in such action at its own expense with its own counsel. Any recovery obtained by settlement or otherwise under this Section 4.5(b)(iii) shall be disbursed as follows: (x) each Party shall first recover any reasonable expenses incurred in such action (including attorney’s fees); and (y) each Party shall receive their pro-rata share based on expenses incurred of any remaining recovery.

4.6      Infringement of Third Party Patent Rights.

(a)      Joint Strategy.   If the use or sale of any Licensed Product becomes the subject of a claim of infringement of a patent or other proprietary right anywhere in the world, the Parties shall promptly confer to discuss such claim.

(b)      Defense.

(i)      Unless the Parties otherwise agree, KaloBios shall assume the primary responsibility for the conduct of the defense of any such claim relating primarily to the KaloBios Patents or Joint Patents. In any event, LICR shall have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim including, if required to conduct such defense, furnishing a power of attorney. Neither Party shall enter into

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any settlement that affects the other Party’s rights or interests without such other Party’s written consent.

(ii)      Unless the Parties otherwise agree, LICR shall assume the primary responsibility for the conduct of the defense of any such claim relating primarily to the LICR Patents. In any event, KaloBios shall have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim including, if required to conduct such defense, furnishing a power of attorney. Neither Party shall enter into any settlement that affects the other Party’s rights or interests without such other Party’s written consent.

5.         CONFIDENTIALITY.

5.1      Confidential Information.   Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for seven (7) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by, or obtained directly or indirectly from, the other Party pursuant to: (a) this Agreement; or (b) any nondisclosure or confidentiality agreements entered into between the Parties before the Effective Date (collectively, “Confidential Information”). Except to the extent expressly authorized by this Agreement, each Party may use Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information, but in no event less than reasonable care. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of any Confidential Information.

5.2      Exceptions.    The obligations of confidentiality and non-use of Confidential Information set forth in Section 5.1 above shall not apply to any information that, as shown by competent written proof:

(a)      is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach hereof, generally known or available;

(b)      is known by the receiving Party at the time of receiving such information;

(c)      is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or

(d)      is the subject of a prior, express, written permission to disclose provided by the disclosing Party.

5.3      Authorized Disclosure.    Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

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(a)      to prepare applicable regulatory filings or to seek patent protection;

(b)      to prosecute or defend litigation as permitted by this Agreement;

(c)      to comply with the rules of a securities exchange;

(d)      to comply with applicable court orders or governmental regulations, including those of the U.S. Internal Revenue Service; and

(e)      to disclose such Confidential Information to a Third Party that is a bona fide actual or potential collaborator, manufacturer, commercial sublicensee, consultant, or development or sales partner, but only to the extent directly relevant to the development or commercialization of Licensed Products, provided, however, that prior to any such disclosure, such Third Party is bound by written obligations of confidentiality at least as restrictive as those contained in this Article 5.

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 5.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information. The Parties will consult with each other in determining which of the provisions of this Agreement are to be redacted in any filings made by the Parties with the United States Securities and Exchange Commission or as otherwise required by law.

5.4      Return of Confidential Information.    Upon expiration or termination of this Agreement, each Party shall use commercially reasonable efforts to return or destroy all Confidential Information received by it from the other Party. In such event, each Party shall be allowed to keep one (1) archival copy of any Confidential Information of the other Party’s Confidential Information for record-keeping purposes only.

5.5      Publicity.  KaloBios shall be entitled to issue a press release, as approved by both Parties and attached hereto as Exhibit A, upon the execution of this Agreement. KaloBios may issue any subsequent press releases only upon written approval by LICR, such approval not to be unreasonably withheld. Such approval shall be given within seven (7) business days of KaloBios’ submission to LICR.

6.         REPRESENTATIONS AND WARRANTIES.

6.1      Mutual Representations and Warranties.   Each Party represents and warrants to the other Party that:

(a)      it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)      it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate or partnership action;

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(c)      (i) this Agreement is legally binding upon it and enforceable in accordance with its terms, and (ii) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(d)      it has not, and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder; and

(e)      (i) to its actual knowledge, it has sufficient legal and/or beneficial title under its intellectual property rights necessary for the purposes contemplated under this Agreement and to grant the rights and licenses such Party purports to grant the other Party pursuant to this Agreement; and (ii) all of its employees and consultants have executed agreements that require assignment to it of all inventions made during the course of and as a result of their association with it and that obligate such individual to maintain as confidential any information that is owned or Controlled by it, or that is Confidential Information provided by the other Party.

7.         INDEMNIFICATION.

7.1      Indemnification by LICR.   LICR shall indemnify, hold harmless and defend KaloBios, its Affiliates and their respective employees and agents (each, a “KaloBios Indemnitee”) against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (collectively “Losses”) resulting from any claim, action or proceeding brought or initiated by a Third Party (each a “Claim”) to the extent that such Claim arises out of: (a) the breach or alleged breach of any obligation, representation or warranty of LICR under this Agreement; or (b) the negligence or willful misconduct of any LICR Indemnitee; provided that (y) the KaloBios Indemnitees comply with the procedure set forth in Section 7.3; and (z) such indemnity shall not apply to the extent such Claim arises from (i) the breach or alleged breach of any obligation, representation or warranty of KaloBios under this Agreement; or (ii) the negligence or willful misconduct of any KaloBios Indemnitee.

7.2      Indemnification by KaloBios.   KaloBios shall indemnify, hold harmless and defend LICR, its Affiliates, and their respective employees and agents (each, a “LICR Indemnitee”) against any and all Losses resulting from any Claim (including any product liability) to the extent that such Claim arises out of: (a) the breach or alleged breach of any obligation, representation or warranty of KaloBios under this Agreement; or (b) the negligence or willful misconduct of any KaloBios Indemnitee; provided that (y) the LICR Indemnitees comply with the procedure set forth in Section 7.3; and (z) such indemnity shall not apply to the extent such Claim arises from (i) the breach or alleged breach of any obligation, representation or warranty of LICR under this Agreement; or (ii) the negligence or willful misconduct of any LICR Indemnitee.

7.3      Indemnification Procedure.   A Party entitled to be indemnified pursuant to this Article 7 (the “Indemnified Party”) shall give prompt notice of the Claim to the other Party (the “Indemnifying Party”) and the Indemnifying Party shall defend against such Claim with the

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reasonable cooperation of the Indemnified Party; provided that the Indemnifying Party will not settle any such Claim for any consideration other than monetary damages, or in any manner that would adversely affect the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings relating to the Claim giving rise to the Indemnified Party’s right to indemnification hereunder. In the event that the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any Claim, the Parties may conduct separate defenses of such Claim. In such case, each Party further reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 upon resolution of such underlying Claim.

7.4      Insurance.   KaloBios shall maintain insurance with limits, which are consistent with industry standards to cover KaloBios’ activities in connection with this Agreement.

8.         TERM AND TERMINATION.

8.1      Term.    The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the date the Royalty Term expires, unless earlier terminated pursuant to Section 8.2.

8.2      Termination

(a)      By KaloBios.   KaloBios shall have the right to terminate this Agreement for any reason or for no reason at any time upon ninety (90) days prior written notice to LICR

(b)      For Cause.   Each Party shall have the right to terminate this Agreement upon written notice to the other Party if, after receiving written notice of a material breach of this Agreement, the breaching Party fails to cure such breach within sixty (60) days from the date of such notice.

8.3      Effect of Termination.

(a)      Expiration or termination of this Agreement shall not affect any accrued rights or obligations of either Party. Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement. Upon any such expiration or termination, each Party shall return to the other Party any Confidential Information provided to it by such Party under this Agreement; except for one (1) copy of any documentation of such Confidential Information, which shall be kept solely for legal archival purposes.

(b)      If LICR terminates this Agreement pursuant to Section 8.2(b), or KaloBios terminates this Agreement pursuant to Section 8.2(a), then:

(i)      the license granted under Section 2.1 shall automatically terminate and revert to LICR; and

(ii)      the Parties shall (upon LICR’s written request) negotiate in good faith the commercially reasonable terms under which KaloBios would transfer to LICR all of the

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data, documentation, regulatory filings and registrations relating to any Licensed Products generated by KaloBios, and all of its rights therein.

8.4      Survival.  The provisions of Articles 1, 4, 5, 7, and 10; and Sections 3.5, 8.4, and 8.5, of this Agreement shall survive expiration or termination of this Agreement for any reason (subject to any subsequent dates of termination referred to in such individual Articles and Sections).

8.5      Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by LICR or KaloBios are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (c) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

9.         DISPUTE RESOLUTION.

9.1      Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 9.2, if and when such a dispute arises between the Parties.

9.2      Dispute Resolution Procedures.   If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute within thirty (30) days of a written request by either Party to the other Party, the Parties agree to refer the Dispute either to: (a) the chief scientific officer (or equivalent) of LICR and the chief scientific officer (or equivalent) of KaloBios for resolution (if such Dispute relates to scientific issues); or (b) to the head of business development (or equivalent) of LICR and the head of .business development (or equivalent) of KaloBios for resolution (if such Dispute does not relate to scientific issues). If such officers of the Parties cannot resolve such Dispute within an additional thirty (30) days, then such-Dispute shall be referred to the chief executive officer (or equivalent) of LICR and the chief executive officer (or equivalent) of KaloBios for resolution. After an additional thirty (30) days, if such officers have not succeeded in negotiating a resolution of the Dispute, then either Party may at any time

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thereafter seek to resolve such Dispute by arbitration or through a court of competent jurisdiction. Notwithstanding anything to the contrary, if any Dispute arises from either Party’s rights or obligations under Article 4 (Intellectual Property) or Article 5 (Confidentiality), then a Party may seek equitable relief from a court of competent jurisdiction without needing to resort to the dispute resolution mechanism described above in this Section 9.2.

10.        MISCELLANEOUS.

10.1      The LICR Technology is provided on an “as is” basis and LICR makes no representations or warranties, expressed or implied, with respect to the LICR Technology other than what is stated elsewhere in this Agreement. Subject to the foregoing and by way of example but not of limitation, LICR makes no representations or warranties (i) of commercial utility, (ii) of merchantability or fitness for a particular purpose, or (iii) that the use of the LICR Technology will not infringe any patent, copyright, trademark or other proprietary or property rights of others.

10.2      Governing Law.   This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California, excluding its choice of law principles that require applying a different law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

10.3      No Agency.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties, except as expressly set forth herein. No Party is a legal representative of the other Party, and no Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

10.4      Assignment.   Except as expressly provided hereunder, no Party may assign or transfer this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent to an Affiliate or in connection with the transfer or sale to a Third Party of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one (1) of the Parties to this Agreement) shall not be included in the technology licensed to the other Party hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Section 10.4 shall be null and void.

10.5      Amendment.   This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by duly authorized representatives of the Parties to this Agreement.

10.6      Notices.  Any notice or other communication required or permitted to be given to either Party hereto shall be in writing unless otherwise specified and shall be deemed to have

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been properly given and effective: (a) on the date of delivery if delivered in person; (b) the date of electronically confirmed facsimile transmission if during the recipient’s normal business hours, or otherwise on the next business day of the recipient; (c) one (1) business day after sending via next business day delivery by a nationally recognized overnight courier service; or (d) three (3) days after mailing by registered or certified mail, postage prepaid and return receipt requested, to the other Party at the following address or facsimile number.

If to KaloBios:

KaloBios Therapeutics, Inc.

3427 Hillview Avenue

Palo Alto, CA 94304

Facsimile: (650) 843-1896

Attention: Chief Executive Officer

If to LICR:

Ludwig Institute for Cancer Research

605 Third Avenue

New York, New York 10158

Attn: Edward A. McDermott, Jr.

Fax: +1-212-450-1555

with a copy to:

Ludwig Institute for Cancer Research 605 Third Avenue

New York, New York 10158

Attn: Lloyd J. Old

Fax: +1-212-450-1515

and

Ludwig Institute for Cancer Research Postfach

8024 Zurich

Switzerland

Attn: A. Munro Neville

Fax: +41-1-267 62 00

Either Party may change its address for communications by a notice to the other Party in accordance with this Section 10.6.

10.7    Force Majeure.  Any delay in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including any acts of Nature, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, civil disorder, terrorism, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence. Such extension shall be

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continued so long as the occurrence continues and the nonperforming Party takes reasonable efforts to alleviate the effects of the occurrence.

10.8        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

10.9        No Third Party Rights or Obligations.  No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Third Party.

10.10      Severability.  If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted to achieve the intent of the Parties to this Agreement to the extent possible rather than voided. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.

10.11      Compliance with Laws.  Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and other local laws, rules, regulations and guidelines.

10.12      Cumulative Rights.    The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

10.13      Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

10.14      Entire Agreement.  This Agreement and Exhibit A are a final expression of the Parties’ agreement and a complete and exclusive statement with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including (a) the Materials Transfer Agreement dated March 19, 2004 between the Parties; and (b) all nondisclosure or confidentiality agreements entered into between the Parties before the Effective Date.

10.15      Construction.  No rule of strict construction will be applied in the interpretation or construction of this Agreement. The Section and Article headings are included in this Agreement merely for convenience of reference, and they are not to be considered part of this Agreement or used in the interpretation of this Agreement. When used in this Agreement, “including” means “including without limitation.” This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.

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[Signature page follows.]

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IN WITNESS WHEREOF, both KaloBios and LICR have executed this Agreement as of the Effective Date by their respective duly authorized representatives.

KALOBIOS THERAPEUTICS, INC.		LUDWIG INSTITUTE FOR CANCER RESEARCH

By	/s/ Mark R. Alfenito	By:	/s/ Lloyd J. Old

Name:	Mark R. Alfenito	Name:	Lloyd J. Old, M.D.

Title:	President	Title:	Chief Executive Officer

		By:	/s/ Edward A. McDermott, Jr.

		Name:	Edward A. McDermott, Jr.

		Title:	President

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EXHIBIT A

PRESS RELEASE

[NOTE: TO BE PROVIDED BY THE PARTIES.]

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EXHIBIT B

LICR PATENTS

LICR REF	FILING DATE	SER. NO.	PUBL. DATE	PUBL. NO.	TITLE

LUD 5729.1-US	12-Feb-03	10/365,123	18-Mar-04	UA20040053365	HUMANIZED GM-CSF ANTIBODIES
LUD 5729.1-PCT	12-Feb-03	PCTUS0304185	21-Aug-03	W003068920	HUMANIZED GM-CSF ANTIBODIES

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